EXHIBIT 99.1

Edwards Lifesciences Corporation One Edwards Way • Irvine, CA USA •92614 Phone: 949.250.2500 • Fax: 949.250.2525 www.edwards.com

NEWS RELEASE

Media Contact:	Jared B. Adams, 949-250-5070
Investor Contact:	David K. Erickson, 949-250-6826

EDWARDS LIFESCIENCES REPORTS SOLID
FOURTH QUARTER AND FULL YEAR RESULTS

•      Results Highlighted by Strong Gross Profit Margin and Free Cash Flow

•      FloTrac and LifeStent Increasing Contributors to Sales Growth

•      Special Items Reduced Net Income by $13.0 Million

IRVINE, Calif., February 5, 2007 – Edwards Lifesciences Corporation (NYSE: EW), a world leader in products and technologies to treat advanced cardiovascular disease, today reported net income for the quarter ended December 31, 2006 of $20.7 million, or $0.34 per diluted share, compared to a net income of $38.6 million, or $0.61 per diluted share, for the same period in 2005.  Non-GAAP net income, which excludes the special items and the impact of option expense under FAS 123(R) detailed in the reconciliation table below, grew to $37.4 million compared to $33.6 million for the same period last year.  Non-GAAP earnings per diluted share, on the same basis, grew 15.1 percent to $0.61, compared to $0.53 for the same period in the prior year. Non-GAAP earnings per diluted share, excluding only the special items, were $0.55.

Fourth quarter net sales increased 6.4 percent to $265.6 million, compared to $249.7 million in the same quarter last year.  Underlying sales growth was 5.7 percent, excluding the impact of $2.9 million of sales from discontinued products and a $4.7 million contribution from foreign exchange.

“2006 was a solid year for Edwards,” said Michael A. Mussallem, Edwards Lifesciences’ chairman and CEO.  “Heart Valve Therapy continues to be an ideal platform for future growth, and while sales performance was lower than expected last year, we expect the growth rate to increase throughout 2007.  Our Critical Care and Vascular product lines have emerged as increasing contributors to our success.  We also met or exceeded our goals for profitability.”

“Additionally, we have made substantial progress on our aortic transcatheter valve programs.  We remain confident that we can begin our U.S. pivotal trial during the current quarter, and continue to expect receipt of a CE Mark by the end of this year,” said Mussallem.

Sales Results

For the fourth quarter, the company reported Heart Valve Therapy sales of  $120.6 million, a 5.8 percent increase, which included a $2.1 million positive impact from foreign exchange.  “Overall, U.S. heart valves were stronger in the fourth quarter,” added Mussallem.  “Additionally, we expect our customers’ preference for our premium tissue valve and repair products will drive future growth.”

Critical Care sales of $94.2 million grew 11.5 percent, which included a $1.7 million positive contribution from foreign exchange.  “Our Critical Care franchise is transforming into a faster growing and increasingly profitable product line,” said Mussallem.  “Sales of FloTrac were the biggest driver of growth this quarter.”

Cardiac Surgery Systems sales for the quarter were $21.9 million, a decline from $25.8 million in the same quarter last year, largely due to the sale of the company’s Japan perfusion product line in 2005.

Vascular sales grew 21.4 percent compared to the same period in 2005 to $21.0 million. “Growth in this product line was driven by peripherial stents, where we achieved our goal of doubling LifeStent sales in 2006,” added Mussallem.

Domestic and international sales for the fourth quarter were $119.3 million and $146.3 million, respectively.

Additional Operating Results

For the quarter, Edwards’ gross profit margin was 63.3 percent compared to 64.1 percent in the same period last year.  Excluding a $2.0 million inventory write-off related to the previously announced discontinuation of the company’s laser ablation sales and the impact of option expense, gross profit margin for the quarter increased to 64.3 percent.  For the full year, excluding these adjustments, the gross profit margin increased 190 basis points to 64.4 percent.A

Selling, general and administrative (SG&A) expenses were $95.1 million for the quarter, or 35.8 percent of sales including a 1.2 percent impact from option expense, compared to 34.9 percent in the year ago period.

Research and development expenses were $30.0 million for the quarter, or 11.3 percent of sales, compared to $25.8 million in the year ago period, primarily reflecting additional spending on our transcatheter valve development programs.

A       Further details are included included in the reconciliatory table that accompanies the press release.

During the quarter, Edwards recorded an $18.0 million pre-tax special charge, resulting from the achievement of a transcatheter clinical milestone, as well as previously announced losses related to the exit of the company’s laser ablation system and a global realignment.  These charges were partially offset by a gain on the sale of Edwards’ angiogenesis program.  Additionally, a favorable settlement of tax audits resulted in an income tax benefit.  These items, plus the inventory write-off impacting gross profit margins, resulted in a total reduction to net income of $13.0 million.A

Free cash flow generated during the quarter was $52.6 million, calculated as cash flow from operating activities of $70.0 million minus capital expenditures of $17.4 million.  Long-term debt at December 31 was $235.9 million, and cash and cash equivalents were $182.8 million at the end of the quarter, resulting in net debt of $53.1 million.

In the quarter, the company repurchased approximately 426,000 shares of common stock for $18.7 million.

Twelve-Month Results

For the twelve months ended December 31, 2006, the company recorded net income of $130.5 million, or $2.10 per diluted share, compared to $79.3 million, or $1.27 per diluted share, for the same period in 2005.  Excluding special items and the impact of option expense detailed in the reconciliation table below, non-GAAP net income was $141.5 million, or $2.27 per diluted share, compared to $125.0 million, or $1.98 per diluted share, representing a year-over-year EPS increase of 14.6 percent.

Net sales for the year totaled $1,037.0 million.  On an underlying basis, excluding the impact of foreign exchange and discontinued products, net sales grew 6.3 percent.  Domestic and international sales for the twelve months were $477.9 million and $559.1 million, respectively.

Free cash flow generated for the year was $149.6 million, calculated as cash flow from operating activities of $230.8 million minus capital expenditures of $57.4 million and a special item of $23.8 million.

2007 Outlook

“We look forward to 2007 with great enthusiasm, highlighted by the expected milestones in our transcatheter aortic valve program,” said Mussallem.  “We also will remain focused on achieving our financial goals, which include generating total sales between $1.075 to $1.125 billion, increasing our gross profit margin by 100 to 150 basis

A       Further details are included included in the reconciliatory table that accompanies the press release points, delivering non-GAAP net income growth of 12 to 14 percent excluding the impact of special items, and generating free cash flow of $160 to $170 million.  Finally, we estimate that first quarter 2007 diluted EPS will be between $0.55 and $0.57, and for the full year between $2.28 and $2.37.”

About Edwards Lifesciences

Edwards Lifesciences, a leader in advanced cardiovascular disease treatments, is the number-one heart valve company in the world and the global leader in acute hemodynamic monitoring.  Headquartered in Irvine, Calif., Edwards focuses on specific cardiovascular opportunities including heart valve disease, peripheral vascular disease and critical care technologies.  The company’s global brands, which are sold in approximately 100 countries, include Carpentier-Edwards, Cosgrove-Edwards, FloTrac, Fogarty, LifeStent, PERIMOUNT Magna, and Swan-Ganz.  Additional company information can be found at www.edwards.com.

Conference Call and Webcast Information

Edwards Lifesciences will be hosting a conference call today at 5:00 p.m. ET to discuss its fourth quarter and full year results.  To participate in the conference call, dial (877) 407-8037 or (201) 689-8037.  For 72 hours following the call, an audio replay can be accessed by dialing (877) 660-6853 or (201) 612-7415 and using account number 2995 and conference number 228427.  The call will also be available via live or archived webcast on the “Investor Relations” section of the Edwards’ web site at www.edwards.com or www.edwards.com/InvestorRelations.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements include, but are not limited to, the company’s ability to achieve 2007 financial goals for sales, gross margin, net income, earnings per share and free cash flow; regulatory approval of new products in, and competitive dynamics associated with, the company’s heart valve therapy product line; the continued adoption and sales of FloTrac and LifeStent; the timing and progress of clinical studies relating to the company’s transcatheter valve technologies and the market opportunity for these products; and the impact on the company’s results of stock option expensing, foreign exchange and special items. Forward-looking statements are based on estimates and assumptions made by management of the company and are believed to be reasonable, though they are inherently uncertain and difficult to predict.

Forward-looking statements involve risks and uncertainties that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements.  Factors that could cause actual results or experience to differ materially from that expressed or implied by the forward looking statements include the productivity of the R&D pipeline; the strength of the company’s core franchises and their ability to provide a strong platform for sustainable growth; the potential opportunity of the company’s transcatheter valve programs and the ability of the company to continue to lead in the development of this field; and more generally, the ability to obtain regulatory approvals for and market new products; the ability to generate and maintain sufficient cash resources to increase investments in the company’s business and repay debt; the success and timing of new product launches; the impact of currency exchange rates; the timing or results of pending or future clinical trials; actions by the U.S. Food and Drug Administration and other regulatory agencies; technological advances in the medical field; product demand and market acceptance; changing conditions in the economy in general and in the healthcare industry; and other risks detailed in the company’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2005.

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the company uses non-GAAP financial measures that exclude certain items, such as in-process research and development expenses, special charges and gains, results of discontinued product lines, and fluctuations in exchange rates.  Management does not consider the excluded items part of day-to-day business or reflective of the core operational activities of the company as they result from transactions outside the ordinary course of business.  Management has also excluded the impact of implementing FAS 123(R) “Share Based Compensation” for year-over-year comparison purposes.  Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance.  Certain guidance is provided on a non-GAAP basis that excludes special items, foreign exchange fluctuations and the impact of option expensing due to the inherent difficulty in forecasting such items.  By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the company’s core operating results and trends for the periods presented.  Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies and should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

Edwards and FloTrac are trademarks of Edwards Lifesciences Corporation.  Edwards Lifesciences,Carpentier-Edwards, Cosgrove-Edwards, Fogarty, Optiwave 980, PERIMOUNT Magna and Swan-Ganz are trademarks of Edwards Lifesciences Corporation and are registered in the United States Patent and Trademark Office.  LifeStent is a trademark of Edwards Lifesciences AG and is registered in the United States Patent and Trademark Office.

EDWARDS LIFESCIENCES CORPORATION

Unaudited Consolidated Statements of Operations

	Three Months Ended December 31,		Year Ended December 31,
(in millions, except per share data)	2006	2005	2006	2005

Net sales	$265.6	$249.7	$1,037.0	$997.9
Cost of goods sold	97.4	89.6	373.6	374.6

Gross profit	168.2	160.1	663.4	623.3

Selling, general and administrative expenses	95.1	87.1	376.0	348.7
Research and development expenses	30.0	25.8	114.2	99.0
Purchased in-process research and development expenses	—	—	—	1.2
Special charges (gains)	18.0	1.2	(4.5)	48.2
Interest expense, net	0.4	1.4	2.7	9.7
Other expenses (income), net	1.0	1.1	2.7	(0.2)

Income before provision for income taxes	23.7	43.5	172.3	116.7

Provision for income taxes	3.0	4.9	41.8	37.4

Net income	$20.7	$38.6	$130.5	$79.3

Earnings per share:
Basic earnings per share	$0.36	$0.65	$2.23	$1.33
Diluted earnings per share	$0.34	$0.61	$2.10	$1.27

Weighted average common shares outstanding:
Basic	57.7	59.5	58.5	59.6
Diluted	60.4	64.9	63.9	62.3

Operating Statistics
As a percentage of net sales:
Gross profit	63.3%	64.1%	64.0%	62.5%
Selling, general and administrative expenses	35.8%	34.9%	36.3%	34.9%
Research and development expenses	11.3%	10.3%	11.0%	9.9%
Income before provision for income taxes	8.9%	17.4%	16.6%	11.7%
Net income	7.8%	15.5%	12.6%	7.9%

Effective tax rate	12.7%	11.3%	24.3%	32.0%

Reconciliation of Diluted Earnings per Share
Net income	$20.7	$38.6	$130.5	$79.3
Adjustment for interest expense included in net income	—	1.0	4.0	—
Adjusted net income	$20.7	$39.6	$134.5	$79.3

Weighted average common shares outstanding used to calculate diluted earnings per share excluding contingent convertible debt	60.4	62.2	61.2	62.3

Weighted average common shares outstanding for the contingent convertible debt	—	2.7	2.7	—

Weighted average common shares outstanding used to calculate diluted earnings per share including the contingent convertible debt	60.4	64.9	63.9	62.3

Diluted earnings per share including the contingent convertible debt	$0.34	$0.61	$2.10	$1.27

Note: Numbers may not foot due to rounding

EDWARDS LIFESCIENCES CORPORATION

Unaudited Balance Sheets

(in millions)

	December 31, 2006	December 31, 2005
ASSETS

Current assets
Cash and cash equivalents	$182.8	$178.6
Accounts and other receivables, net	127.1	118.5
Inventories, net	142.1	131.5
Deferred income taxes	21.8	27.6
Prepaid expenses and other current assets	57.8	58.0

Total current assets	531.6	514.2

Property, plant and equipment, net	213.0	201.9
Goodwill	337.7	337.7
Other intangible assets, net	116.1	137.7
Investments in unconsolidated affiliates	20.2	10.7
Deferred income taxes	14.5	11.5
Other assets	13.7	15.4

Total assets	$1,246.8	$1,229.1

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and accrued liabilities	$226.2	$194.2
Long-term debt	235.9	316.1
Other long-term liabilities	35.3	28.8

Stockholders’ equity
Common stock	67.0	65.6
Additional contributed capital	603.7	536.7
Retained earnings	433.9	303.4
Accumulated other comprehensive loss	(15.8)	(22.2)
Common stock in treasury, at cost	(339.4)	(193.5)
Total stockholders’ equity	749.4	690.0

Total liabilities and stockholders’ equity	$1,246.8	$1,229.1

EDWARDS LIFESCIENCES CORPORATION

Non-GAAP Financial Information

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses non-GAAP financial measures that exclude certain items, such as in-process research and development expenses, special charges and gains, results of discontinued products, and fluctuations in exchange rates.  Management does not consider the excluded items part of day-to-day business or reflective of the core operational activities of the Company as they result from transactions outside the ordinary course of business.  Management has also excluded the impact of implementing Financial Accounting Standards Board Statement No. 123(R) (“FAS 123(R)”) “Share Based Compensation” for year-over-year comparison purposes.

Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance.  Certain guidance is provided only on a non-GAAP basis that excludes special items, foreign exchange fluctuations and the impact of option expensing due to the inherent difficulty in forecasting such items.  By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the Company’s core operating results and trends for the periods presented.

Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies and should be considered as a supplement to, not a substitute for, nor superior to, the corresponding measures calculated in accordance with GAAP.

The items described below are excluded from the GAAP financial results in the reconciliations that follow:

Cost of Goods Sold - The Company incurred a $2.0 million charge for the inventory written off as a result of the discontinuance of the Optiwave Laser Ablation System in the fourth quarter 2006. Given the magnitude and unusual nature of this expense relative to the operating results for the period presented, this expense has been excluded in non-GAAP net income.

Purchased In-Process Research and Development - The Company incurred purchased in-process research and development expenses related to a technology acquisition for $1.2 million in the third quarter of 2005. Given the magnitude and unusual nature of this expense relative to the operating results for the periods presented, this expense have been excluded in non-GAAP net income.

Special Charges (Gains), net - The Company incurred certain special charges and gains in 2006 and 2005 related to the following:

1) PVT milestone:  $10.0 million charge for achieving a transcatheter clinical milestone with PVT, Inc. in the fourth quarter 2006;

2) Realignment expenses:  $ 7.3 million for severance expenses resulting from a resource realignment in the fourth quarter of 2006, $2.1 million charge for primarily severance expenses in the first quarter of 2006 resulting from the planned closing of a manufacturing facility, and $3.9 million charge in the fourth quarter of 2005 for primarily severance expenses resulting from a resource realignment;

3) Discontinued products: $6.8 million charge for discontinuance of the Optiwave Laser Ablation System in the fourth quarter 2006, and $1.4 million charge for an early contract termination in the fourth quarter of 2005;

4) Gain on sale of products:  $6.1 million gain from the sale of the angiogenesis program in the fourth quarter 2006, $4.5 million gain from the sale of a non-strategic product in the second quarter of 2006; $5.7 million gain from cash received in the first quarter of 2006 as the final earn-out payment in the prior year’s sale of the Japan Perfusion product line to Terumo, $2.0 million net proceeds from the sale of the Japan Perfusion product line to Terumo in the first quarter of 2005, $1.0 million charge for pension curtailment in the fourth quarter 2005 related to the sale of the Japan Perfusion, $13.1 million net gain on the sale of the ePTFE vascular graft business in fourth quarter of 2005;

5) Settlements and litigation gains, net:  $20.2 million gain from a patent settlement with Medtronic in the first quarter 2006,  $5.4 million charge related to two royalty settlements in the fourth quarter of 2005, and a $2.5 million gain related to intellectual property litigation in the third quarter of 2005;

6) Impairment of assets held for sale:  $2.6 million impairment charge in the second quarter of 2006 related to the revaluation of the company’s remaining international perfusion product assets;

7) Restructure 3F Therapeutics agreements:  $22.8 million charge for restructuring the 3F Therapeutics agreements in the second quarter of 2005, and a $2.0 million charge for the final obligation to 3F in the third quarter of 2006;

8) Litigation reserves:  $1.2 million charge for litigation reserves in the second quarter 2006;

9) Investment impairments:  $4.8 million, $8.9 million, and $2.6 million related to the impairment of certain investments in the second, third and fourth quarters of 2005, respectively;

10) Charitable Fund Contribution:  $15.0 million contribution to Edwards Lifesciences charitable fund in the third quarter of 2005.

Given the magnitude and unusual nature of these special charges and gains relative to the operating results for the periods presented, these items have been excluded from non-GAAP net income.

EDWARDS LIFESCIENCES CORPORATION

Non-GAAP Financial Information, Continued

Provision (Benefit) From Income Taxes - The Company benefited from $3.2 million of favorable audit settlements in the fourth quarter of 2006; benefited $3.7 million in the second quarter of 2006 related to the reversal of a valuation allowance related to a capital loss; benefited $8.0 million in the fourth quarter of 2005 related to the reversal of a valuation allowance related to a capital loss; and incurred $15.8 million of tax expense in the third quarter of 2005 related to the repatriation of cash.   Given the magnitude and unusual nature of these tax events relative to the periods presented, these items have been excluded from non-GAAP net income.

Stock Option Expensing - Non-GAAP financial measures exclude the impact of implementing FAS 123(R) in 2006.  In the fourth quarter 2006, net stock option and employee stock purchase plan expense of $4.9 million was allocated as follows: $0.7 million to cost of goods sold, $3.3 million to SG&A expenses, $0.9 million to R&D expenses, with $1.2 million of tax benefit. For the year ended December 31, 2006, net stock option and employee stock purchase plan expense of $19.3 million was allocated as follows:  $2.7 million to cost of goods sold, $12.9 million to SG&A, $3.7 million to R&D expenses, with $5.5 million of tax benefit.

Results of Discontinued Products — The Company has exited certain products during the periods presented.  As discontinued products do not have a continuing contribution to operations, management believes that excluding such items from the Company’s sales growth provides investors with a means of evaluating the Company’s on-going operations. In light of the significance of the impact these products had on the sales growth of the Company, the sales results of these products have been detailed in the Reconciliation of Sales by Product Line and Region.

Foreign Exchange - Fluctuation in exchange rates impacts the comparative results and sales growth rates of the Company’s underlying business. Management believes that excluding the impact of foreign exchange rate fluctuations from its sales growth provides investors a more meaningful comparison to historical financial results. The impact of foreign exchange rate fluctuations has been detailed in the Reconciliation of Sales by Product Line and Region.

EDWARDS LIFESCIENCES CORPORATION

Reconciliation of GAAP to Non-GAAP Financial Information

	Three Months Ended		Year Ended
	December 31,		December 31,
(in millions, except per share data)	2006	2005	2006	2005

GAAP net income	$20.7	$38.6	$130.5	$79.3

Reconciling items:

Cost of goods sold
Discontinued product	2.0	—	2.0	—

Purchased in-process research and development expenses	—	—	—	1.2

Special charges (gains)
PVT milestone	10.0	—	10.0	—
Realignment expenses	7.3	3.9	9.4	3.9
Discontinued products	6.8	1.4	6.8	1.4
Gain on sale of products	(6.1)	(12.1)	(16.3)	(14.1)
Settlements and litigation gains, net	—	5.4	(20.2)	2.9
Impairment of assets held for sale	—	—	2.6	—
Restructure 3F Therapeutics agreements	—	—	2.0	22.8
Litigation reserve	—	—	1.2	—
Investment impairments	—	2.6	—	16.3
Charitable fund contribution	—	—	—	15.0
Subtotal special charges (gains)	18.0	1.2	(4.5)	48.2

Stock option expense under FAS 123(R)	4.9	—	19.3	—

Provision (benefit) for income taxes
Tax effect on non-GAAP adjustments (1)	(3.8)	1.8	6.6	(11.5)
Tax audit settlements	(3.2)	—	(3.2)	—
Tax benefit from reversal of valuation allowance	—	(8.0)	(3.7)	(8.0)
Repatriation taxes	—	—	—	15.8
Tax effect of stock option expensing under FAS 123(R)	(1.2)	—	(5.5)	—
Subtotal income tax expense (benefit), net	(8.2)	(6.2)	(5.8)	(3.7)

Non-GAAP net income	$37.4	$33.6	$141.5	$125.0

Non-GAAP earnings per share:
Basic non-GAAP earnings per share	$0.65	$0.56	$2.42	$2.10
Diluted non-GAAP earnings per share (2)	$0.61	$0.53	$2.27	$1.98

Weighted average shares outstanding:
Basic	57.7	59.5	58.5	59.6
Diluted	63.4	64.9	64.1	65.0

GAAP Gross profit margin	63.3%	64.1%	64.0%	62.5%
Discontinued product	0.8%	—	0.2%	—
Stock option expense under FAS 123(R)	0.2%	—	0.2%	—
Non-GAAP Gross profit margin	64.3%	64.1%	64.4%	62.5%

(1)  The tax effect on non-GAAP adjustments is calculated using the relevant tax jurisdiction of the transaction applying the local statutory tax rate.

(2)  Diluted non-GAAP earnings per share is calculated by adding back $1.0 million for the quarter in interest expense related to the convertible debt for the quarter, and $4.0 million for the full year, to net income then dividing by the weighted average diluted shares outstanding.

EDWARDS LIFESCIENCES CORPORATION
2006 Quarterly Reconciliation of GAAP Net Income to Non-GAAPNet Income
Includes Stock Option Expense

(in millions, except per share data)	Q1'06	Q2'06	Q3'06	Q4'06	TOTAL

GAAP net income	$45.9	$36.1	$27.8	$20.7	$130.5

Reconciling items:

Cost of goods sold
Discontinued product	-	-	-	2.0	2.0

Special charges (gains)
PVT milestone	-	-	-	10.0	10.0
Realignment expenses	2.1	-	-	7.3	9.4
Discontinued products	-	-	-	6.8	6.8
Gain on sale of products	(5.7)	(4.5)	-	(6.1)	(16.3)
Settlement gain	(20.2)	-	-	-	(20.2)
Impairment of assets held for sale	-	2.6	-	-	2.6
Restructure 3F Therapeutics agreements	-	-	2.0	-	2.0
Litigation reserve	-	1.2	-	-	1.2
Subtotal special charges (gains)	(23.8)	(0.7)	2.0	18.0	(4.5)

Provision (benefit) for income taxes
Tax effect on non-GAAP adjustments (1)	9.4	1.8	(0.8)	(3.8)	6.6
Tax audit settlements	-	-	-	(3.2)	(3.2)
Tax benefit from reversal of valuation allowance	-	(3.7)	-	-	(3.7)
Subtotal income tax expense (benefit), net	9.4	(1.9)	(0.8)	(7.0)	(0.3)

Non-GAAP net income	$31.5	$33.5	$29.0	$33.7	$127.7

Non-GAAP Earnings per share:
Basic non-GAAP earnings per share	$0.53	$0.57	$0.50	$0.58	$2.18
Diluted non-GAAP earnings per share (2)	$0.50	$0.54	$0.47	$0.55	$2.06

Weighted average shares outstanding:
Basic	59.3	58.8	58.2	57.7	58.5
Diluted	64.6	64.2	63.6	63.2	63.9

(1)    The tax effect on non-GAAP adjustments is calculated using the relevant tax jurisdiction of the transaction applying the local statutory tax rate.

(2)    Diluted non-GAAP earnings per share is calculated by adding back $1.0 million for the quarter in interest expense related to the convertible debt for the quarter, and $4.0 million for the full year, to net income then dividing by the weighted average diluted shares outstanding.

EDWARDS LIFESCIENCES CORPORATION

Unaudited Reconciliation of Sales by Product Line and Region

(in millions)

					2006 Adjusted		2005 Adjusted
Sales by Product Line (Qtr)	4Q 2006	4Q 2005	Change	GAAP Growth Rate	Discontinued Product Line Impact	4Q 2006 Underlying Sales	Discontinued Product Line Impact	FX Impact	4Q 2005 Underlying Sales	Underlying % Growth*
Heart Valve Therapy	$120.6	$114.0	$6.6	5.8%	$—	$120.6	$—	$2.1	$116.1	3.9%
Critical Care	94.2	84.5	9.7	11.5%	—	94.2	—	1.7	86.2	9.2%
Cardiac Surgery Systems	21.9	25.8	(3.9)	(15.1)%	(1.5)	20.4	(3.8)	0.2	22.2	(8.0)%
Vascular	21.0	17.3	3.7	21.4%	—	21.0	—	0.4	17.7	18.4%
Other Distributed Products	7.9	8.1	(0.2)	(2.5)%	—	7.9	(0.6)	0.3	7.8	4.0%
Total Sales	$265.6	$249.7	$15.9	6.4%	$(1.5)	$264.1	$(4.4)	$4.7	$250.0	5.7%

					2006 Adjusted		2005 Adjusted
Sales by Product Line (YTD)	YTD 4Q 2006	YTD 4Q 2005	Change	GAAP Growth Rate	Discontinued Product Line Impact	YTD 4Q 2006 Underlying Sales	Discontinued Product Line Impact	FX Impact	2005 Underlying Sales	Underlying % Growth*
Heart Valve Therapy	$490.8	$469.3	$21.5	4.6%	$—	$490.8	$—	$(2.6)	$466.7	5.2%
Critical Care	349.8	324.1	25.7	7.9%	—	349.8	—	(2.2)	321.9	8.6%
Cardiac Surgery Systems	91.0	104.6	(13.6)	(13.0)%	(5.9)	85.1	(19.7)	0.8	85.7	(0.6)%
Vascular	75.9	66.1	9.8	14.8%	—	75.9	—	—	66.1	14.7%
Other Distributed Products	29.5	33.8	(4.3)	(12.7)%	—	29.5	(3.2)	(1.2)	29.4	2.0%
Total Sales	$1,037.0	$997.9	$39.1	3.9%	$(5.9)	$1,031.1	$(22.9)	$(5.2)	$969.8	6.3%

Sales by Region (Qtr)	4Q 2006	4Q 2005	Change	GAAP Growth Rate
United States	$119.3	$112.7	$6.6	5.9%

Europe	69.8	60.5	9.3	15.4%
Japan	44.2	45.2	(1.0)	(2.2)%
Rest of World	32.3	31.3	1.0	3.2%
International	146.3	137.0	9.3	6.8%
Total	$265.6	$249.7	$15.9	6.4%

Sales by Region (YTD)	YTD 4Q 2006	YTD 4Q 2005	Change	GAAP Growth Rate
United States	$477.9	$455.9	$22.0	4.8%

Europe	264.6	241.3	23.3	9.7%
Japan	168.8	186.4	(17.6)	(9.4)%
Rest of World	125.7	114.3	11.4	10.0%
International	559.1	542.0	17.1	3.2%
Total	$1,037.0	$997.9	$39.1	3.9%

* Numbers may not calculate due to rounding.